ENSERVCO Enters into Agreement with Bank

DENVER, CO – November 21, 2017 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that its lender, East West Bank, has granted the Company a waiver on its fixed charge coverage ratio with respect to its loan agreement with East West Bank.

Ian Dickinson, President and CEO of ENSERVCO, said the waiver gives the Company until December 31, 2017, to come into compliance with the covenant, which is based on a trailing 12-month calculation.

“We appreciate the confidence our lender is showing in our ability to comply with terms of the covenant once the impact of our fourth quarter is figured into the calculation,” said Dickinson. “Based on current activity levels and our pipeline, we believe that we’ll be back in compliance by year-end.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment and water hauling. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2016, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include expectations for increased activity and the ability to get back into compliance with the fixed charge coverage ratio in its bank agreement by the end of the fourth quarter. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com